EXHIBIT 99.1

AT SGK:
Timothy Allen
Vice President, Finance
Operations and Investor Relations
847-827-9494
timothy.allen@sgkinc.com

SGK ANNOUNCES 2013 SECOND-QUARTER RESULTS

Earnings Per Diluted Share From Continuing Operations Increased $0.16 Over Prior-Year Quarter; Operating Income Grew By $7.0 Million Versus Last Year

Des Plaines, IL, July 31, 2013—Schawk, Inc. (NYSE: SGK), now marketed as SGK (the “Company”), a leading global brand development, activation and deployment company, reported second-quarter 2013 results. Income from continuing operations in the second quarter of 2013 was $2.6 million, or $0.10 per diluted share, compared to a net loss of $1.6 million, or a loss of $0.06 per diluted share, in the second quarter of 2012.

As previously announced, the Company completed the sale of various assets comprising its large-format printing operations located in Los Angeles, California to The Garvey Group, LLC on July 3, 2013, for an aggregate purchase price of $10.2 million, comprised of approximately $8.2 million in cash and a $2.0 million secured subordinated note, subject to certain post-closing adjustments, plus the assumption of certain liabilities. Accordingly, the Company reported a loss from discontinued operations, net of tax, of $6.7 million for the second quarter of 2013 compared to income of $0.1 million in the prior-year period.

Net revenues were relatively flat during the second quarter of 2013 compared to the prior-year quarter.  The Company's largest client channel, consumer packaged goods (CPG), grew 2 percent globally.  However, CPG client revenue growth was offset by declines in retail and advertising client revenue.

Operating income for the 2013 second quarter was $5.8 million compared to an operating loss of $1.2 million for the same quarter last year, an increase of $7.0 million. On a non-GAAP basis, adjusting for financial impacts relating to certain items further detailed in this release, second-quarter adjusted operating income was $9.0 million in the 2013 period, an increase of approximately 61 percent, compared to $5.6 million in the prior-year period.

Adjusted income from continuing operations was $4.6 million, or $0.18 per diluted share, for the second quarter of 2013 compared to $2.6 million, or $0.10 per diluted share, during the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

Chief Executive Officer David A. Schawk commented, “Our profitability from continuing operations improved significantly during the quarter notwithstanding essentially flat revenue on a year-over-year basis. We saw continued growth with our consumer packaged goods clients within the Americas and

Asia Pacific segments during the second quarter. However, declines in our Europe segment, largely driven by the challenging economic environment within that region, offset some of that growth. Our overall CPG growth in the quarter was offset by continued declines in promotional activity by retail and advertising clients, which are all within our Americas segment. Despite the flat revenue growth quarter over quarter, operating income improved in the 2013 second quarter, primarily from the cost reduction and capacity utilization actions implemented last year and through the first half of 2013, offsetting continued strategic investments to better align with client needs and improve opportunities for long-term revenue growth."

Consolidated Results for the Quarter Ended June 30, 2013
Net revenues in the 2013 second quarter were $110.5 million compared to $110.8 million in the same period of 2012, a decline of approximately $0.3 million, or 0.2 percent. Year-over-year revenues were negatively impacted by changes in foreign currency translation rates of approximately $0.4 million, as the U.S. dollar increased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries.

CPG client revenue during the second quarter of 2013 was $96.1 million, or 87.0 percent of total net revenues, compared to $94.2 million in the same period of 2012, an increase of 2.0 percent, primarily due to higher product and brand development and deployment activity. Retail and advertising client revenue in the second quarter of 2013 was $14.4 million, or 13.0 percent of total net revenues, a decrease of 13.1 percent, from $16.5 million during the prior-year quarter, primarily driven by continued reductions in client promotional activity.

Cost of services (excluding depreciation and amortization) was $66.6 million, or 60.2 percent of net revenues, in the 2013 second quarter, a favorable decrease of $3.6 million, or 5.1 percent, from $70.2 million, or 63.3 percent of net revenues, in the 2012 second quarter. The decrease in cost of services during the second quarter of 2013 compared to 2012 was mainly due to a decrease in labor related expenses driven by the Company's cost reduction and capacity utilization initiatives implemented during 2012 and throughout 2013.

Selling, general and administrative expenses (excluding depreciation and amortization) decreased $0.3 million, or 1.0 percent, in the second quarter of 2013 to $30.2 million from $30.5 million in the second quarter of 2012.  The net reduction in expenses was driven by the Company's cost reduction efforts implemented during 2012 and throughout 2013, offsetting investments that the Company has made to improve its opportunities for long-term revenue growth.

Business and systems integration expenses related to the Company’s information technology and business process improvement initiative decreased $2.6 million to $1.7 million in the second quarter of 2013 from $4.3 million in the second quarter of 2012, as the Company’s investment in system designs matured.

Acquisition integration and restructuring expenses, related to employee terminations and other associated costs arising from the Company’s continued focus on consolidating, reducing and re-aligning its work force and operations, decreased from $2.4 million in the second quarter of 2012 to $0.3 million in the second quarter of 2013. The actions taken during the second quarter of 2013 are expected to result in annualized savings of approximately $2.3 million, with approximately $1.2 million to be realized during 2013. Actions taken during the first half of 2013 are expected to result in annualized savings of approximately $3.2 million, with approximately $2.0 million expected to be realized during 2013.

The Company recorded a $0.7 million loss on foreign exchange exposures in the 2013 second quarter, compared to a loss of $0.1 million in the prior-year period. Net foreign exchange gains or losses relate primarily to currency exposure from intercompany debt obligations of the Company’s non-U.S. subsidiaries.

The Company reported operating income of $5.8 million in the second quarter of 2013 compared to an operating loss of $1.2 million in the prior-year comparable quarter. The year-over-year increase was driven by reductions in cost of services, acquisition integration and restructuring, and business and systems integration expenses. Non-GAAP adjusted operating income was $9.0 million for the second quarter of 2013 compared to $5.6 million in the prior-year comparable period.

For the 2013 second quarter, the Company reported tax expense of $2.1 million compared to a tax benefit of $0.5 million during the same period in 2012. The increase in tax expense over the prior-year period was principally driven by the increase in income from continuing operations coupled with certain discrete tax benefits during the prior-year quarter.

Income from continuing operations in the second quarter of 2013 was $2.6 million, or $0.10 per diluted share, compared to a loss of $1.6 million, or a loss of $0.06 per diluted share, in same period of 2012. Non-GAAP adjusted income from continuing operations was $4.6 million, or $0.18 per diluted share, for the second quarter of 2013 compared to $2.6 million, or $0.10 per diluted share, on a comparable basis for the prior-year period.

Management Adjusted EBITDA Performance
Management adjusted EBITDA for second quarter of 2013 was $14.3 million compared to $10.5 million in the prior-year period.  Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
SGK invites you to join its second-quarter 2013 earnings conference call on Thursday, August 1, 2013, at 9:00 a.m. Central time. To participate in the conference call, please dial 877-703-6106  or 857-244-7305 at least five minutes prior to the start time and ask for the Q2 2013 SGK conference call, or on the Internet, go to
http://www.media-server.com/m/acs/bcd9e75bed7b52df27bea0518370afa3.  If you are unavailable to participate on the live call, a replay will be available through August 8 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 47009821, and follow the prompts. The replay will also be available on the Internet for 30 days at the following http://www.media-server.com/m/acs/bcd9e75bed7b52df27bea0518370afa3.

About SGK
SGK is a leading global brand development, activation and deployment company that drives brand performance. By creating brands, helping sell brands, producing brand assets and protecting brand equities, we help our clients achieve higher brand performance. SGK's global footprint spans more than 20 countries. For more information visit: http://www.sgkinc.com.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements because of factors such as those detailed in the Company’s filings with the Securities and Exchange Commission. The Company can give no assurance that the assumptions upon which such forward-looking statements are based will prove to have been correct, and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.

For more information about SGK, visit its website at http://www.sgkinc.com.

Schawk, Inc. is now marketed as SGK

Schawk Inc. Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues	$110,510	$110,760	$(250)	(0.2)%

Operating expenses:
Cost of services (excluding depreciation and amortization)	66,569	70,151	(3,582)	(5.1)%
Selling, general and administrative expenses (excluding depreciation and amortization)	30,245	30,548	(303)	(1.0)%
Depreciation and amortization	4,680	4,451	229	5.1%
Business and systems integration expenses	1,683	4,292	(2,609)	(60.8)%
Foreign exchange loss	734	90	644	nm
Impairment of long-lived assets	466	—	466	nm
Acquisition integration and restructuring expenses	311	2,416	(2,105)	(87.1)%
Operating income (loss)	5,822	(1,188)	7,010	nm

Other income (expense)
Interest income	21	9	12	nm
Interest expense	(1,135)	(917)	(218)	23.8%

Income (loss) from continuing operations before income taxes	4,708	(2,096)	6,804	nm
Income tax provision (benefit)	2,104	(513)	2,617	nm

Income (loss) from continuing operations	2,604	(1,583)	4,187	nm
Income (loss) from discontinued operations, net of tax	(6,738)	87	(6,825)	nm

Net loss	$(4,134)	$(1,496)	$(2,638)	nm

Diluted Earnings (loss) per share:
Income (loss) from continuing operations	$0.10	$(0.06)	$0.16
Income (loss) from discontinued operations	(0.26)	—	(0.26)
Net loss per common share	$(0.16)	$(0.06)	$(0.10)

Weighted average number of common and common equivalent shares outstanding:
Diluted	26,354	25,880

Comprehensive loss	$(5,820)	$(4,893)

nm = not meaningful

Schawk Inc. Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	June 30,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues	$217,668	$218,147	$(479)	(0.2)%

Operating expenses:
Cost of services (excluding depreciation and amortization)	134,675	139,827	(5,152)	(3.7)%
Selling, general and administrative expenses (excluding depreciation and amortization)	60,766	60,827	(61)	(0.1)%
Depreciation and amortization	8,776	8,800	(24)	(0.3)%
Business and systems integration expenses	4,341	7,462	(3,121)	(41.8)%
Foreign exchange loss	492	560	(68)	(12.1)%
Impairment of long-lived assets	502	—	502	nm
Acquisition integration and restructuring expenses	554	3,478	(2,924)	(84.1)%
Operating income (loss)	7,562	(2,807)	10,369	nm

Other income (expense)
Interest income	47	25	22	88.0%
Interest expense	(2,230)	(1,759)	(471)	26.8%

Income (loss) from continuing operations before income taxes	5,379	(4,541)	9,920	nm
Income tax provision (benefit)	1,453	(1,331)	2,784	nm

Income (loss) from continuing operations	3,926	(3,210)	7,136	nm
Income (loss) from discontinued operations, net of tax	(6,605)	107	(6,712)	nm

Net loss	$(2,679)	$(3,103)	$424	(13.7)%

Dilued Earnings (loss) per share:
Income (loss) from continuing operations	$0.15	$(0.12)	$0.27
Income (loss) from discontinued operations	(0.25)	—	(0.25)
Net loss per common share	$(0.10)	$(0.12)	$0.02

Weighted average number of common and common equivalent shares outstanding:
Diluted	26,288	25,824

Comprehensive loss	$(6,706)	$(4,043)

nm = not meaningful

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
CCurrent assets:
Cash and cash equivalents	$4,754	$9,651
Trade accounts receivable, less allowance for doubtful accounts of $2,078 at June 30, 2013 and $2,052 at December 31, 2012	95,031	91,234
Unbilled services	20,831	20,924
Prepaid expenses and other current assets	10,161	10,100
Income tax receivable	3,301	3,032
Deferred income taxes	158	235
Current assets of discontinued operations	4,996	3,854
Total current assets	139,232	139,030

Property and equipment, net	60,167	60,769
Goodwill, net	202,942	211,903
Other intangible assets, net:
Customer relationships	25,543	28,781
Other	535	633
Deferred income taxes	5,504	5,983
Other assets	6,970	6,771
Long term assets of discontinued operations	4,570	4,951

Total assets	$445,463	$458,821

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$20,740	$17,833
Accrued expenses	51,556	56,557
Deferred income taxes	2,311	2,175
Income taxes payable	717	609
Current portion of long-term debt	3,543	4,262
Current liabilities of discontinued operations	1,614	1,134
Total current liabilities	80,481	82,570

Long-term liabilities:
Long-term debt	78,543	78,724
Deferred income taxes	1,842	2,044
Other long-term liabilities	41,872	43,536
Long-term liabilities of discontinued operations	1,311	1,164
Total long-term liabilities	123,568	125,468

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 31,278,911 and 31,172,666 shares issued at June 30, 2013 and December 31, 2012, respectively, 26,188,831 and 26,113,544 shares outstanding at June 30, 2013 and December 31, 2012, respectively	228	227
Additional paid-in capital	211,529	209,556
Retained earnings	87,010	93,897
Accumulated comprehensive income, net	7,832	11,859
Treasury stock, at cost, 5,090,080 and 5,059,122 shares of common stock at June 30, 2013 and December 31, 2012, respectively	(65,185)	(64,756)
Total stockholders’ equity	241,414	250,783

Total liabilities and stockholders’ equity	$445,463	$458,821

Schawk Inc. Segment Financial Data
(Unaudited)
(In thousands)

	Three Months Ended
	June 30,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues:
Americas	$83,411	$83,998	$(587)	(0.7)%
Europe	19,975	21,197	(1,222)	(5.8)%
Asia Pacific	11,342	10,310	1,032	10.0%
Intersegment revenue elimination	(4,218)	(4,745)	527	11.1%

Total	$110,510	$110,760	$(250)	(0.2)%

Operating segment income (loss):
Americas	$15,523	$10,388	$5,135	49.4%
Europe	535	484	51	10.5%
Asia Pacific	1,377	827	550	66.5%
Corporate	(11,613)	(12,887)	1,274	9.9%

Operating segment income (loss)	$5,822	$(1,188)	$7,010	nm

	Six Months Ended
	June 30,		Increase (Decrease)
	2013	2012	Amount	Percent

Net revenues:
Americas	$166,176	$164,981	$1,195	0.7%
Europe	39,656	43,589	(3,933)	(9.0)%
Asia Pacific	21,048	18,430	2,618	14.2%
Intersegment revenue elimination	(9,212)	(8,853)	(359)	(4.1)%

Total	$217,668	$218,147	$(479)	(0.2)%

Operating segment income (loss):
Americas	$27,385	$18,306	$9,079	49.6%
Europe	334	1,907	(1,573)	(82.5)%
Asia Pacific	1,724	941	783	83.2%
Corporate	(21,881)	(23,961)	2,080	8.7%

Operating segment income (loss)	$7,562	$(2,807)	$10,369	nm

Schawk, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Operating income (loss) - GAAP	$5,822	$(1,188)	$7,562	$(2,807)
Adjustments:
Business and systems integration expenses	1,683	4,292	4,341	7,462
Foreign currency loss	734	90	492	560
Impairment of long-lived assets	466	—	502	—
Acquisition integration and restructuring expenses	311	2,416	554	3,478

Adjusted operating income - non GAAP	$9,016	$5,610	$13,451	$8,693

Income (loss) from continuing operations - GAAP	$2,604	$(1,583)	$3,926	$(3,210)
Adjustments – net of tax effects (1):
Business and systems integration expenses	1,039	2,608	2,681	4,534
Foreign currency loss	513	—	339	359
Impairment of long-lived assets	288	—	320	—
Acquisition integration and restructuring expenses	199	1,558	355	2,254

Adjusted income from continuing operations – non GAAP	$4,643	$2,583	$7,621	$3,937

Earnings (loss) from continuing operations per diluted share - GAAP	$0.10	$(0.06)	$0.15	$(0.12)
Adjustments – net of tax effects (1):
Business and systems integration expenses	0.04	0.10	0.10	0.17
Foreign currency loss	0.02	—	0.01	0.01
Impairment of long-lived assets	0.01	—	0.01	—
Acquisition integration and restructuring expenses	0.01	0.06	0.02	0.09

Adjusted earnings from continuing operations per diluted share – non GAAP	$0.18	$0.10	$0.29	$0.15

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	26,354	25,880	26,288	25,824

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2013	2012	2013	2012	2013	2012
Income (loss) from continuing operations - GAAP	$2,604	$(1,583)	$3,926	$(3,210)	$(16,480)	$10,376
Interest expense	1,135	917	2,230	1,759	4,123	4,469
Income tax expense (benefit)	2,104	(513)	1,453	(1,331)	(8,089)	(3,383)
Depreciation and amortization expense	4,680	4,451	8,776	8,800	17,625	17,366
Impairment of long-lived assets	466	—	502	—	4,783	—
Loss on sale of equipment	—	—	—	—	—	137
Stock based compensation	544	409	960	2,241	1,848	3,269
Adjusted EBITDA – non GAAP	11,533	3,681	17,847	8,259	3,810	32,234
Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	225	444	807	783	1,673	3,519
Acquisition integration and restructuring expenses	—	(38)	—	27	219	115
Business and systems integration expenses	1,683	4,292	4,341	7,462	8,000	10,000
Multiemployer pension withdrawal expense	—	—	—	—	31,683	—
Adjusted EBITDA for covenant compliance – non GAAP	13,441	8,379	22,995	16,531	45,385	45,868
Acquisition integration and restructuring expenses	311	2,454	554	3,451	2,114	3,711
Business and systems integration expenses	—	—	—	—	1,139	2,558
Proforma effect of acquisitions and asset sales	(225)	(444)	(807)	(783)	(1,673)	(3,519)
Multiemployer pension plan withdrawal expense	—	—	—	—	(203)	—
Foreign exchange loss	734	90	492	560	1,755	964
Management adjusted EBITDA – non GAAP	$14,261	$10,479	$23,234	$19,759	$48,517	$49,582

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.